EXHIBIT 99.1

                                                           FOR IMMEDIATE RELEASE

CONTACT:
Joseph W. Kaufmann
President and Chief Executive Officer
(610) 524-0188

 KENSEY NASH ANNOUNCES EPS OF $0.28 FOR QUARTER, UP 65% FROM PRIOR YEAR;
                       INCREASES GUIDANCE FOR NEXT QUARTER
                     -RECORD REVENUE UP 35% FROM PRIOR YEAR-

EXTON, PA, APRIL 20, 2004 -- Kensey Nash Corporation (Nasdaq: KNSY) today announced record financial results for its third fiscal quarter ended March 31, 2004. Total revenues for the third quarter, which include both net sales and royalty income, increased 35% to $15.8 million compared to $11.7 million in the prior year period. Net sales increased 30% to $9.4 million from $7.2 million in the comparable quarter of the prior fiscal year, while royalty income increased 50% to $6.2 million from $4.2 million. Net income for the quarter increased 78% to $3.5 million, or $0.28 per share, compared to $2.0 million, or $0.17 per share, for the prior year period. These results exceeded the previously announced guidance for the quarter of $14.0 - $14.3 million in revenue and $0.24
- $0.25 per share for net income.

Kensey Nash's balance sheet continues to be strong with $93.2 million of total assets, $54.5 million of cash and investments, $87.2 million of stockholders'equity, and no long-term debt reported at March 31, 2004. During the quarter, the Company generated cash flow from operations of $4.3 million.

The following table summarizes the results for the Company for the three months ended March 31, 2004 compared to the three months ended March 31, 2003:

---------------------------------   --------------   --------------  ----------
                                                                     PERCENTAGE
(MILLIONS, EXCEPT PER SHARE DATA)   MARCH 31, 2004   MARCH 31, 2003    CHANGE
---------------------------------   --------------   --------------  ----------
Net Sales                                $9.4             $7.2           30%
---------------------------------   --------------   --------------  ----------
Royalty Income                           $6.2             $4.2           50%
---------------------------------   --------------   --------------  ----------
Total Revenues                           $15.8           $11.7           35%
---------------------------------   --------------   --------------  ----------
Operating Income                         $5.0             $2.9           74%
---------------------------------   --------------   --------------  ----------
Net Income                               $3.5             $2.0           78%
---------------------------------   --------------   --------------  ----------
Earnings Per Share                       $0.28           $0.17           65%
---------------------------------   --------------   --------------  ----------
Weighted Average Diluted Shares
Outstanding                              12.3             11.6           6%
---------------------------------   --------------   --------------  ----------

Total revenues for the nine months ended March 31, 2004 increased 35% to $41.9 million compared to $31.1 million in the prior year period. Net sales increased 32% to $24.8 million from $18.8 million in the comparable nine months of the prior fiscal year. Royalty income increased 42% to $16.7 million from $11.7 million. Net income for the nine months increased 68% to $8.8 million, or $0.72 per share, compared to $5.2 million, or $0.46 per share, for the prior year period.

 "Our overall business is showing tremendous momentum," commented Joseph W. Kaufmann, President and CEO of Kensey Nash Corporation. "I am very proud of how our organization is identifying and pursuing opportunities to continue to grow our company's position in the expanding biomaterials field. During the quarter, we launched the first bone grafting products from our collaboration with Orthovita, Inc., with more product launches scheduled in coming quarters. Overall our biomaterials business increased 31% over last year and 17% over the second quarter, driven by sales to Orthovita in preparation for their new product launches, which accounted for over $1 million in revenue, as well as by continued growth in sports medicine product sales."

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"Angio-Seal(TM) royalties of $6.2 million for the quarter were exceptional. Both
U.S. and international sales of Angio-Seal were strong as St. Jude Medical continued their market leadership position in the growing vascular closure device market," Mr. Kaufmann continued.

"Finally, we want to highlight our recent completion of the PRIDE clinical study as a major accomplishment for the company. The physician feedback about the potential of this platform technology has been excellent. If approved, the TriActiv System will be the only embolic protection system that automatically removes the problematic debris with the push of a button. With close to 900 patients enrolled, almost 700 of which were randomized, we will have a data set that we believe will be competitive with already approved products and will allow us to compete on the merits of the system. We continue to target our 510(k) submission for the current quarter," Mr. Kaufmann concluded.

Based on the strong third quarter results and management's visibility going forward, the Company is raising its previously announced guidance for its fourth quarter and fiscal year. Total revenues for the fourth fiscal quarter are estimated to be in the $15.6 to $15.9 million range, including net sales in the $11.0 to $11.2 million range and royalty income of $4.4 to $4.6 million. The royalty income estimates reflect the reduction in the royalty rate from 9% to 6%, expected during the current quarter, when St. Jude Medical is anticipated to achieve the milestone of four million cumulative Angio-Seal(TM) units sold. Despite the expected reduction in Angio-Seal royalty income of approximately $1.9 million sequentially, the Company is increasing its earnings per share guidance for the fourth quarter to $0.30 to $0.31. This guidance includes an approximate $0.02 per share benefit related to an estimated reduction in the Company's effective tax rate for fiscal 2004 to approximately 30%. Revenues for the fiscal year 2004 are expected to exceed $57 million, 30% above fiscal year 2003. Earnings per share for the fiscal year, forecasted at $1.01 to $1.02, would be 33% greater than the $0.76 reported in fiscal 2003, which included a $0.10 per share net benefit for research and development tax credits.

The Company will be holding a conference call to discuss the third quarter earnings results on Wednesday, April 21, 2004 at 11:00 AM eastern time. A live webcast of the conference call will be broadcast. Please visit the investor relations page at www.kenseynash.com for the link. To participate in the conference call, interested parties may call 1-303-262-0062. A replay of the call will also be available starting April 21, 2004 at 2:30 PM Eastern until Monday, April 26 at 11:59 PM Eastern by calling 800-475-6701, access code
726916. A recording of the broadcast will be available on the Kensey Nash website.

About Kensey Nash Corporation
-----------------------------

Kensey Nash Corporation is a leading developer and manufacturer of absorbable biomaterials-based products with applications in the cardiology, orthopaedics, spine, drug and biologics delivery, periodontal/dental, surgical and wound care markets. The Company was a pioneer in the field of arterial puncture closure, as the inventor and developer of the Angio-Seal(TM) Vascular Closure Device. Angio-Seal is licensed to St. Jude Medical, Inc. The Company's TriActiv(R) Balloon Protected Flush Extraction System for the treatment of saphenous vein graft disease is commercialized in the European Union. A 510(k) submission is being prepared for the TriActiv System in the U.S., following the completion of a major clinical study.

The TriActiv System is designed to prevent heart attacks during the treatment of saphenous vein grafts (SVGs) in patients who previously received coronary bypass surgery, but now have blockages in the grafts. The device incorporates three features to address the common problem of distal embolization - a protection balloon guidewire, a flush catheter, and an extraction system to remove debris from the grafts.



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

Cautionary Note Regarding Forward Looking Statements
----------------------------------------------------

This press release contains forward-looking statements that reflect the Company's current expectations about its prospects and opportunities, including, without limitation, the revenue and earnings guidance provided by the Company for its fourth fiscal quarter and fiscal 2004. The Company tried to identify these forward looking statements by using words such as "believes," "expects," "forecasts," "anticipates," "estimates," "plans," "should" or similar expressions, but these words are not the exclusive means for identifying such statements. The Company cautions that a number of risks, uncertainties, and other important factors could cause the Company's actual results to differ materially from those in the forward-looking statements including, without limitation, St. Jude Medical's success in marketing the Angio-Seal(TM) device, demand for and the Company's ability to develop and manufacture biomaterial products, including Angio-Seal(TM) components, the risk that necessary regulatory approvals will not be obtained, the ability of Kensey Nash to successfully market the TriActiv System, and competition from other technologies in the marketplace. For a more detailed discussion of these and other factors, please see the Company's SEC filings. Except as expressly required by federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason. The Company also cautions that results of operations in any past period should not be considered indicative of the results to be expected for future periods. Fluctuations in operating results may also result in fluctuations in the price of the Common Stock.

                        -FINANCIAL INFORMATION TO FOLLOW-


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


                             KENSEY NASH CORPORATION
                 CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                   (Unaudited)

                                                          Three Months                         Nine Months
                                                         Ended March 31,                      Ended March 31,
                                                 -----------------------------       -----------------------------
                                                    2004               2003              2004              2003
                                                 -----------       -----------       -----------       -----------
Revenues:
    Net sales ...................................$ 9,402,745       $ 7,249,690       $24,756,449       $18,765,321
    Research and development ....................    135,099           246,678           462,208           611,311
    Royalty income ..............................  6,237,616         4,171,353        16,660,906        11,725,845
                                                 -----------       -----------       -----------       -----------
         Total revenues ......................... 15,775,460        11,667,721        41,879,563        31,102,477
                                                 -----------       -----------       -----------       -----------
Operating costs and expenses:
    Cost of products sold .......................  4,275,791         3,239,491        11,155,622         8,560,081
    Research and development ....................  4,308,411         3,690,769        12,633,967        10,245,484
    Selling, general and administrative .........  2,222,779         1,885,142         6,255,143         5,090,324
                                                 -----------       -----------       -----------       -----------
         Total operating costs and expenses ..... 10,806,981         8,815,402        30,044,732        23,895,889
                                                 -----------       -----------       -----------       -----------
Income from operations ..........................  4,968,479         2,852,319        11,834,831         7,206,588
Interest and other income, net ..................    252,005           231,901           798,039           834,388
                                                 -----------       -----------       -----------       -----------
Pre-tax income ..................................  5,220,484         3,084,220        12,632,870         8,040,976
Income tax expense ..............................  1,735,092         1,125,596         3,870,865         2,838,969
                                                 -----------       -----------       -----------       -----------
Net income ......................................$ 3,485,392       $ 1,958,624       $ 8,762,005       $ 5,202,007
                                                 ===========       ===========       ===========       ===========
Income per common share, assuming dilution ......$      0.28       $      0.17       $      0.72       $      0.46
                                                 ===========       ===========       ===========       ===========
Weighted average common shares outstanding ...... 12,264,132        11,556,775        12,240,327        11,403,112
                                                 ===========       ===========       ===========       ===========





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               KENSEY NASH CORPORATION
           CONDENSED CONSOLIDATED BALANCE SHEETS
                        (UNAUDITED)

                                                  MARCH 31,      JUNE 30,
                                                    2004          2003
                                                 -----------   -----------
   ASSETS
   Current assets:
        Cash, cash equivalents and investments   $54,543,697   $48,411,397
        Trade receivables ....................     4,103,514     3,760,286
        Other receivables ....................     6,642,319     5,149,497
        Officer loan .........................          --            --
        Inventory ............................     4,451,637     3,481,322
        Prepaids and other assets ............     1,725,410     2,564,179
        Deferred tax asset, current ..........       627,316     2,097,147
                                                 -----------   -----------
             Total current assets ............    72,093,893    65,463,828
                                                 -----------   -----------
   Property, plant and equipment, net ........    15,386,571    13,399,717
   Acquired puncture closure patents, net ....     2,476,379     2,673,648
   Deferred tax asset, non-current ...........          --       1,017,513
   Goodwill ..................................     3,284,303     3,284,303
   Restricted investments ....................          --            --
                                                 -----------   -----------
   Total assets ..............................   $93,241,146   $85,839,009
                                                 ===========   ===========

   LIABILITIES AND STOCKHOLDERS' EQUITY
   Current liabilities:
        Accounts payable and accrued expenses    $ 5,234,101   $ 5,038,025
        Current portion of debt ..............       434,260       836,989
        Deferred revenue .....................       136,129       195,060
                                                 -----------   -----------
             Total current liabilities .......     5,804,490     6,070,074
                                                 -----------   -----------
   Long-term debt ............................          --         219,147
   Deferred tax liability, non-current .......       189,142          --
                                                 -----------   -----------
   Total stockholders' equity ................    87,247,514    79,549,788
                                                 -----------   -----------
   Total liabilities and stockholders' equity    $93,241,146   $85,839,009
                                                 ===========   ===========

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